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                   BEARDEN, MATTERN, BRECKENRIDGE, WASHBURN
                           GIDLOW & KAZANAS, L.L.C.
                         ATTORNEYS & COUNSELORS AT LAW

                                  SUITE 1250
                             UNIVERSITY CLUB TOWER
                          1034 SOUTH BRENTWOOD BLVD.
                        ST. LOUIS, MISSOURI  63117-1212

                                 MAY 15, 1998

Engineered Support Systems, Inc.
1270 North Price Road
St. Louis, Missouri  63132

      Re:  Registration of Engineered Support Systems, Inc.
           1998 Stock Option Plan

To Whom It May Concern:

      We have assisted in the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement"), relating to 400,000 shares of common stock, $.01 par value per share ("Common Stock") of Engineered Support Systems, Inc. ("Company") to be offered pursuant to the Engineered Support Systems, Inc. 1998 Stock Option Plan.

      We have examined the Company's Article of Incorporation, and all amendments thereto, which have been duly certified by the Secretary of the State of Missouri, the By-laws of the Company, and all amendments thereto, which have been duly certified by the Secretary of the Company, and have examined and relied upon the originals or copies, duly certified to our satisfaction, of such records of meetings of the directors and shareholders of the Company, and such other documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

      We assume that appropriate action will be taken, prior to the sale of the shares of the Common Stock to which the Registration Statement relates, to register and qualify such shares for sale under any applicable state securities laws.

      Based upon the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Missouri, with corporate power and authority adequate for the conduct of its business as described in the Registration Statement and the Prospectus constituting a part thereof.

      2. The shares of Common Stock to be offered to the Plan on behalf of the Company have been duly authorized for issuance and, upon issuance of the certificates by the Company, the shares will be validly issued, fully paid, and non-assessable.


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      3.    The section of the Prospectus entitled "Tax Effects" describes the current federal income tax consequences to the Company and the recipient of a grant.

      We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Opinion" in the related Prospectus and consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Respectfully submitted,

                                          Bearden, Mattern, Breckenridge,
                                          Washburn, Gidlow & Kazanas, L.L.C.


                                               /s/ David D. Mattern
                                       ----------------------------------------
                                                   David D. Mattern, Esq.




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